Exhibit 1

JOINT FILING AGREEMENT

The persons below hereby agree that the Schedule 13D to which this agreement is attached as an exhibit, as well as all future amendments to such Schedule 13D, shall be filed jointly on behalf of each of them. This agreement is intended to satisfy the requirements of Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934.

Dated: July 6, 2021

MATTHEWS LANE CAPITAL PARTNERS LLC

By:	/s/ Daniel B. Silvers
Name:	Daniel B. Silvers
Title:	Managing Member

/s/ Daniel B. Silvers
DANIEL B. SILVERS

MLCP GLL FUNDING LLC

By:	Matthews Lane Capital Partners LLC, its manager

By:	/s/ Daniel B. Silvers
Name:	Daniel B. Silvers
Title:	Managing Member